Exhibit 3.3

STATE OF SOUTH CAROLINA SECRETARY OF STATE ARTICLES OF AMENDMENT	CERTIFIED TO BE A TRUE AND CORRECT COPY AS TAKEN FROM AND COMPARED WITH THE ORIGINAL ON FILE IN THIS OFFICE FEB 28 2007 /S/ Mark Hammond SECRETARY OF STATE OF SOUTH CAROLINA

TYPE OR PRINT CLEARLY IN BLACK INK

Pursuant Section 33-10-106 of the 1976 South Carolina Code of Laws, as amended, the corporation adopts the following Articles of Amendment to its Articles of Incorporation:

1.	The name of the corporation is CMARK International, Inc.

2.	Date of Incorporation June12, 2000

3.	Agent's Name and Address Charles W. Jones, Jr,, 9570 Two Notch Road, #4, Columbia, SC 29223

4.	OnFebruary 22, 2007, the corporation adopted the following Amendment (s) of its Articles of Incorporation: (Type or attach the complete text of each Amendment)
 The number of shares the Corporation is authorized to issue is increased to Five Hundred (500) Million shares.

5.
The manner,  if not set forth in the Amendment,  in which any exchange, reclassification, or  cancellation of issued shares provided for in the Amendment shall be effected, is as follows: (if not applicable, insert "not applicable" or "NA"),

NA
6.	Complete either "a" or "b", whichever is applicable.

a. ☒	Amendment(s) adopted by shareholder action.
At the date of adoption of the Amendment, the number of outstanding shares of each voting group entitled to vote separately on the Amendment, and the vote of such shares was:

	Number of	Number of	Number of Votes	Number of Undisputed*
Voting	Outstanding	Votes Entitled	Represented at		Shares
Group	Shares	to be Cast	the meeting	For	or	Against
Common	89,632,500	59,632,500	66,150,000	66,150,000		-0-

070228-0106 FILED 02/28/2007
CMARK INTERNATIONAL, INC.
Filing Fee: $110.00 ORG

Mark Hammond South Carolina Secretary of State

CMARK International, Inc.
Name of Corporation

*NOTE:
Pursuant to Section 33-10-105(6)(i) of the 1976 South Carolina Code of Laws, as amended, the corporation can alternatively state the total number of disputed shares cast for the amendment by each voting group together with a statement that the number of cast for the amendment by each voting group was sufficient for approval by that voting group.

b. ☐
The Amendments) was duly adopted by the incorporators or board of directors without shareholder approval pursuant to Section 33-6-102(d), 33-10-102 and 33-10-105 of the 1976 South Carolina Code of Laws, as amended, and shareholder action was not required.

7.
Unless a delayed dated is specified, the effective date of these Articles of Amendment shall be the date of acceptance for filing by the Secretary of State (See Section 33-1-230(b) of 1976 South Carolina Code of Laws, as amended)

Date February 27, 2007	CMARK International, Inc.
Name of Corporation

/s/ Charles W. Jones, Jr.
Signature

Charles W. Jones, Jr., President
Type or print Name and Office

FILING INSTRUCTIONS

1.	Two copies of this form, the original and either a duplicate original or a conformed copy, must by tiled.

2.	If the space in this form is insufficient, please attach additional sheets containing a reference to the appropriate paragraph in this form

3.	Fling fees and taxes payable to the Secretary of State at time of filing application.

Filing Fee	$ 10.00
Filing tax	100.00
Total	$110.00

Return to:	Secretary of State
P.0, Sox 11350
Columbia, SC 29211

DOM-ARTICLES OF AMENDMENT. DOC	Form Revised by South Carolina
Secretary of State, January 2000